Exhibit 23.1







                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of C&D TECHNOLOGIES, INC. (the "Company") on Form S-8 (File No. - ) of our report, dated March 10, 1998, on our audit of the consolidated financial statements and financial statement schedules of the Company as of January 31, 1998 and 1997, and for each of the three years in the period ended January 31, 1998, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Information Required in the Registration Statement."



PricewaterhouseCoopers LLP



2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 15, 1998